Exhibit 99.1

EXECUTION VERSION

AGREEMENT

This agreement (this “Agreement”) is made and entered into as of May 17, 2018, by and between BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), and Broadfin Healthcare Master Fund, Ltd., a Cayman Islands exempted company (“Broadfin Healthcare”), and its affiliates (such Affiliates (as defined herein) together with Broadfin Healthcare, “Broadfin”). Each of the Company and Broadfin is referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Company and Broadfin have engaged in discussions regarding, among other things, the composition of the Board of Directors of the Company (the “Board”);

WHEREAS, Broadfin has nominated certain individuals for election as directors at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”);

WHEREAS, as of the date of this Agreement (prior to the consummation of the Financing (as defined below)), Broadfin beneficially owns (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) 4,278,819 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), constituting approximately 7.3% of the Common Stock issued and outstanding;

WHEREAS, simultaneously with the execution of this Agreement, each of Thomas W. D’Alonzo, Barry I. Feinberg, Samuel P. Sears, Jr. and Timothy C. Tyson (collectively, the “Resigning Directors”) has entered into a Retirement Agreement in the form attached hereto as Exhibit A (collectively, the “Retirement Agreements”), providing for, among other things, his irrevocable resignation from the Board, certain compensation terms and non-disparagement and release of claims provisions with respect to the Company and Broadfin, each effective subject to and contingent on the closing of the Financing (as defined below) (the “Closing”);

WHEREAS, simultaneously with their entry into this Agreement, the Company and Broadfin are entering into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which Broadfin and certain other institutional investors named therein will agree to acquire shares of Series B Preferred Stock of the Company in an equity financing (the “Financing”); and

WHEREAS, in connection with the Purchase Agreement, the Parties jointly desire to come to an agreement with respect to the composition of the Board and certain other matters as provided in this Agreement, effective subject to and contingent on the Closing.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

EXECUTION VERSION

1.    Effectiveness; Board Appointments and Related Agreements.

(a)    The Parties expressly agree that each of the transactions and actions contemplated by this Agreement shall be effective subject to and contingent on the Closing, and shall occur simultaneously with the Closing (the “Effective Time”) except as specifically provided herein.

(b)    Board Appointments.

(i)    The Company agrees that, simultaneously with the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to, as of the Effective Time (A) cause each of the Resigning Directors to resign from the Board in accordance with the Retirement Agreements, (B) appoint to the Board the following three (3) new directors – Kevin Kotler as a Class II director with a term expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”), and each of Todd C. Davis and Peter S. Greenleaf as Class I directors with terms expiring at the 2018 Annual Meeting (Messrs. Kotler, Davis and Greenleaf, each a “Broadfin Director”, and collectively, the “Broadfin Directors”), and (C) set the size of the Board at seven (7) directors.

(ii)    The Company will nominate and support the election of Messrs. Davis and Greenleaf (or any applicable Broadfin Replacement Director (as defined below)) as Class I directors (the “2018 Nominees”) at the 2018 Annual Meeting, and will nominate and support the election of any other Broadfin Director(s) at any other stockholder meeting that may be held during the Standstill Period (as defined below), as applicable.

(iii)    If any Broadfin Director (or any Broadfin Replacement Director) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to serve as a director for any reason prior to the expiration of the Standstill Period, and at such time Broadfin beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) at least the lesser of (x) 2.0% of the Company’s then outstanding Common Stock (calculated on an as converted into Common Stock basis, assuming full conversion of all outstanding shares of the Company’s Series A Non-Voting Convertible Preferred Stock and Series B Non-Voting Convertible Preferred Stock), and (y) 2.0% of the Common Stock outstanding at the Closing (calculated on an as converted into Common Stock basis, assuming full conversion of all outstanding shares of the Company’s Series A Non-Voting Convertible Preferred Stock and Series B Non-Voting Convertible Preferred Stock, and subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), Broadfin shall have the ability to recommend a substitute person(s) for appointment to the Board (any such replacement nominee, a “Broadfin Replacement Director”). Any Broadfin Replacement Director must qualify as “independent” pursuant to Nasdaq listing standards and satisfy the Company’s publicly disclosed guidelines and policies with respect to service on the Board. Subject to the approval of the Nominating and Corporate Governance Committee of the Board, not to be unreasonably withheld, delayed or conditioned, the Board shall appoint any such Broadfin Replacement Director to the Board to serve the unexpired term of the departed Broadfin Director, and such replacement shall be considered a Broadfin Director for all purposes of this Agreement; provided, however, that only one (1) Broadfin Director serving on the Board at any time can be an employee or Affiliate of Broadfin Healthcare, or otherwise fail to be independent of Broadfin.

EXECUTION VERSION

(iv)    During the period commencing at the Effective Time through the expiration or termination of the Standstill Period, the Board and all applicable committees of the Board shall take all necessary actions (including with respect to nominations for election at the 2018 Annual Meeting) to fix the size of the Board at seven (7) directors, unless Broadfin Healthcare consents in writing to otherwise alter the size of the Board.

(v)    The Board shall give the Broadfin Directors the same due consideration for membership to any committee of the Board as any other independent director. Additionally, subject to Nasdaq rules and applicable laws, rules and regulations, the Board and all applicable committees of the Board shall take all necessary actions to ensure that, during the Standstill Period, each committee of the Board, including any new committee(s) that may be established, shall include at least one (1) Broadfin Director; provided, however, that Mr. Kotler shall not (A) serve on the Audit Committee of the Board if, in the determination of the Board after consultation with counsel to the Company, such service would violate applicable laws, rules or regulations and (B) simultaneously serve on each and every committee of the Board (provided, that Mr. Kotler and each other Broadfin Director shall be invited to participate in each regular meeting of each Board committee).

(vi)    During the Standstill Period, if at any time none of the Broadfin Directors serving on the Board is an employee or Affiliate of Broadfin Healthcare, or otherwise fail to be independent of Broadfin, and at such time Broadfin’s beneficial ownership of Common Stock (calculated on an as converted into Common Stock basis, assuming full conversion of all outstanding shares of the Company’s Series A Non-Voting Convertible Preferred Stock and Series B Non-Voting Convertible Preferred Stock) is no less than the Minimum Ownership Threshold, Broadfin will have the right to select and appoint an observer to the Board and the committees thereof (the “Observer”) who shall receive copies of all documents distributed to the Board and the committees thereof, including notice of all meetings thereof, all written consents executed thereby, all materials prepared for consideration at any meeting thereof, and all minutes related to each meeting thereof contemporaneous with their distribution to the Board or any committee; provided, however, the Company shall not provide the Observer with any material, nonpublic information about the Company unless, in advance of the delivery of such information, Broadfin Healthcare (x) consents to the Observer’s receipt of such information and (y) enters into a customary confidentiality agreement in the form substantially similar to that utilized by the Company for third party consultants and reasonably acceptable to Broadfin. The Observer shall be permitted to attend and reasonably participate, but not vote, at all meetings of the Board and the committees thereof (whether such meetings are held in person, telephonically or otherwise). Notwithstanding the foregoing, the Company reserves the right to exclude the Observer from access to any material or meeting or portion thereof if, and only to the extent that, the Board determines reasonably and in good faith that such exclusion is necessary to preserve the attorney-client privilege. It is understood by the Parties that at such time that Broadfin’s beneficial ownership of Common Stock is less than the Minimum Ownership Threshold, Broadfin and the Observer shall no longer be entitled to exercise any of the rights enumerated in this Section 1(b)(vi), including, without limitation, attendance and participation at any and all meetings of the Board and the committees thereof or the receipt of copies of any and all documents distributed to the Board and the committees in connection with such meetings or otherwise.

EXECUTION VERSION

(c)    2018 Annual Meeting.

(i)    The Company agrees to hold the 2018 Annual Meeting no later than seventy-five (75) days after the date hereof.

(ii)    As of the Effective Time, Broadfin hereby (A) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors at the 2018 Annual Meeting submitted to the Company on April 27, 2018, and (B) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

(d)    Additional Agreements.

(i)    Each Party will cause each of its Affiliates and Associates to comply with the terms of this Agreement and will be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated under the Exchange Act, and include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)    Upon the Effective Time, except as provided herein, Broadfin will not, and will not permit any of its Associates to, directly or indirectly, (A) nominate or recommend for nomination any person for election at the 2018 Annual Meeting, (B) submit any proposal for consideration at, or bring any other business before, the 2018 Annual Meeting, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2018 Annual Meeting. Broadfin will not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(d)(ii).

(iii)    Broadfin will appear in person or by proxy at the 2018 Annual Meeting and will cause all shares of Common Stock that it beneficially owns as of the record date for the 2018 Annual Meeting (which may include shares of preferred stock) to be voted at the 2018 Annual Meeting in favor of the election of the 2018 Nominees and otherwise in accordance with the recommendations of the Board, to the extent permissible under Nasdaq rules.

(iv)    Each Broadfin Director shall adhere to and act as necessary to be in compliance with all Company policies generally applicable to the Company’s independent directors, including but not limited to policies related to insider trading and securities law compliance.

EXECUTION VERSION

2.    Standstill Provisions. Broadfin agrees that, from the Effective Time through the thirtieth (30th) calendar day prior to the deadline for stockholder nominations for the 2019 Annual Meeting (the “Standstill Period”), neither it nor any of its Associates will, and it will cause each of its Associates not to, directly or indirectly, in any manner:

(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)    form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that is comprised of all or some of the entities and persons identified as “Reporting Persons” in Broadfin’s Schedule 13D filed with respect to the Common Stock, as amended); provided, however, that nothing herein shall limit the ability of an Affiliate of Broadfin Healthcare to join a “group” with Broadfin following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)    deposit any Common Stock or other voting securities of the Company in any voting trust or subject any such securities to any arrangement or agreement with respect to the voting of any such securities, other than any such voting trust, arrangement or agreement solely among the members of Broadfin and otherwise in accordance with this Agreement;

(iv)    seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the appointment, election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Broadfin or its Associates from taking actions in furtherance of identifying director candidates in connection with the 2019 Annual Meeting, so long as such actions do not create a public disclosure obligation for Broadfin or the Company, and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Broadfin’s normal practices;

(v)    (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Broadfin Healthcare or any of its Affiliates and the Company, (C) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

EXECUTION VERSION

(vi)    seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)    advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1;

(viii)    make any public proposal, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or bylaws;

(ix)    demand an inspection of the Company’s books and records under Section 220 of the General Corporation Law of the State of Delaware or other statutory or regulatory provisions providing for stockholder access to books and records; or

(x)    make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party;

provided that the restrictions in this Section 2(a) will terminate automatically upon the earlier of: (x) as a non-exclusive remedy for any material breach of this Agreement (including, without limitation, a failure to appoint a Broadfin Replacement Director in accordance with Section 1(b)(iii) or any breach of Section 11), upon five (5) business days’ prior written notice by Broadfin to the Company following such breach, if such breach has not been cured within such notice period; provided, further, that Broadfin is not in material breach of this Agreement at the time such notice is given; and (y) such time as the Company files with the Securities and Exchange Commission (the “SEC”) or delivers to its stockholders any preliminary proxy statement, definitive proxy statement or other proxy materials in connection with the 2018 Annual Meeting that is inconsistent with the terms of this Agreement or the Purchase Agreement.

(b)    Except as expressly provided in Section 1 or Section 2(a), Broadfin shall be entitled to (i) vote the Company stock that it beneficially owns as Broadfin determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor (in each case, subject to Section 1(d)(iii)).

(c)    Nothing in this Section 2 shall be deemed to limit the exercise in good faith by a Broadfin Director of his or her fiduciary duties solely in his or her capacity as a director of the Company and in a manner consistent with such person’s and Broadfin’s obligations under this Agreement.

3.    Representations and Warranties of the Company. The Company represents and warrants to Broadfin that (a) the Company has the corporate power and authority to execute this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights

EXECUTION VERSION

of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation under, any organizational document or any agreement or instrument to which the Company is a party or by which it is bound, including but not limited to giving rise to any “Change of Control” or “Change in Control” under any Company plan, agreement or instrument.

4.    Representations and Warranties of Broadfin. Broadfin represents and warrants to the Company that (a) Broadfin has the corporate power and authority to execute this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Broadfin, constitutes a valid and binding obligation and agreement of Broadfin, and is enforceable against Broadfin in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by Broadfin does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Broadfin, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation under, any organizational document or any agreement or instrument to which Broadfin is a party or by which it is bound and (d) as of the date of this Agreement (prior to the consummation of the Financing), Broadfin beneficially owns 4,278,819 shares of Common Stock.

5.    Press Release. Within twenty-four (24) hours following the execution of this Agreement, the Company and Broadfin shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Broadfin shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Broadfin shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.    Specific Performance. Each of Broadfin, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Broadfin, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

EXECUTION VERSION

7.    Expenses. The Company shall reimburse Broadfin for its reasonable, documented out-of-pocket fees and expenses (including legal and administrative costs and expenses) incurred through the Closing in connection with Broadfin’s involvement at the Company, Broadfin’s director nominations and the appointment of the Broadfin Directors to the Board, including, but not limited to its Schedule 13D filings and the negotiation and execution of this Agreement. Such reimbursement shall be made only upon submission by Broadfin to the Company of reasonable documentation evidencing such out-of-pocket fees and expenses for which Broadfin is seeking reimbursement.

8.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.    Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

BioDelivery Sciences International, Inc.

131 ParkLake Ave., Suite 225

Raleigh, North Carolina 27612

Attention:        Ernest R. De Paolantonio

                        Chief Financial Officer, Treasurer and Secretary

Facsimile:        (919) 582-9051

E-mail:             ernied@bdsi.com

EXECUTION VERSION

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention:         Barry I. Grossman, Esq.

Facsimile:        (646) 895-7204

E-mail:             bigrossman@egsllp.com

If to Broadfin or any member thereof:

Broadfin Capital, LLC

300 Park Avenue, 25th Floor

New York, New York 10022

Attention:         Kevin Kotler

Facsimile:         (212) 808-2464

Email:               kevin@broadfincapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:         Steve Wolosky, Esq.

                          Kenneth Mantel, Esq.

Facsimile:         (212) 451-2222

Email:               swolosky@olshanlaw.com
                          kmantel@olshanlaw.com

10.    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent

EXECUTION VERSION

permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.    Mutual Non-Disparagement. Subject to applicable law, each Party covenants and agrees that, during the Standstill Period, neither it nor any of its Affiliates, nor any of their respective principals, members, general partners, directors (or former directors, including the Resigning Directors), officers (or former officers), employees or agents shall in any way criticize, disparage, call into disrepute or otherwise defame or slander the other Party or any of its Affiliates, or any of their respective principals, members, general partners, directors (or former directors, including the Resigning Directors), officers (or former officers), employees or agents, in any manner that would reasonably be expected to damage the business or reputation thereof. The foregoing shall not restrict the ability of any person or entity to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other Party hereto) from any governmental authority with competent jurisdiction over the party from whom information is sought. Mutual Releases. In consideration of the mutual agreements and covenants herein contained, as of the Effective Time, each Party knowingly and voluntarily releases and forever discharges the other Party and its Affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns, and each of their current and former principals, members, general partners, directors (including the Resigning Directors), officers, employees, attorneys, agents and representatives (collectively, the “Released Parties”), of and from any and all claims, known and unknown, asserted or unasserted, which any Party or its Affiliates, subsidiaries, divisions, insurers, predecessors, successors or assigns, or any of their current or former principals, members, general partners, directors (including the Resigning Directors), officers, employees, attorneys, agents or representatives, has or may have against any Released Parties as of the date of this Agreement, including but not limited to (a) any claims, whether statutory, common law, or otherwise; (b) any claims for breach of contract, breach of fiduciary duty, conversion, quantum meruit, unjust enrichment, breach of oral promise, tortuous interference with business relations, injurious falsehood, defamation, and any other common law contract and tort claims; (c) any claims for attorneys’ fees, costs, disbursements, or other expenses; and (d) any claims for damages; provided, however, this release does not include any Party’s right to enforce the terms of this Agreement. Nothing in this Agreement extinguishes any claims any Party may have: (A) against the other Party for breach of this Agreement; or (B) against any of the Released Parties for any claims arising from events that occur following the date hereof.

13.    Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term. This Agreement, together with the Purchase Agreement, the Retirement Agreement and the other agreements contemplated thereby, contains the entire understanding of the Parties with respect to the subject matter thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein or in the Purchase Agreement, the Retirement Agreement and the other agreements contemplated thereby. No amendments or modifications of this Agreement can be made except (i) in writing signed by an authorized representative of each the Company and Broadfin and (ii) with the approval of a majority of the disinterested directors serving on the Board (which group will include all

EXECUTION VERSION

Broadfin Directors who are independent of Broadfin). No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Broadfin, the prior written consent of the Company, and with respect to the Company, the prior written consent of Broadfin. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period; provided, however, that either Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

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EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

COMPANY:

BIODELIVERY SCIENCES INTERNATIONAL, INC.
By:	/s/ Frank E. O’Donnell, Jr.
Name:	Frank E. O’Donnell, Jr.
Title:	Chairman of the Board

BROADFIN:

BROADFIN HEALTHCARE MASTER FUND, LTD.

By:	/s/ Kevin Kotler
Name:	Kevin Kotler
Title:	Director

[Signature Page to Agreement]

[Signature Page to Settlement Agreement]

EXHIBIT A

Form of Retirement Agreement

(see attached)

A-1

EXHIBIT B

Press Release

(see attached)

B-2